AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VIEW SYSTEMS, INC.

ARTICLE I:  NAME OF CORPORATION

The name of the Corporation is View Systems, Inc.

ARTICLE II: CAPITAL STOCK

SECTION 1.

Authorized Stock.  This Corporation is authorized to issue the following shares of capital stock

:

(a)

Common Stock.  The aggregate number of shares of Common Stock that the corporation shall have authority to issue is 950,000,000 shares with a par value of $.001 per share.

(b)

Preferred Stock.  The aggregate number of shares of Preferred Stock that the Corporation shall have authority to issue is 10,000,000 shares with a par value of $.01 per share.

SECTION 2.

Description of Common Stock.  Common stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments by the Corporation once fully paid and shall not be subject to assessment to pay the debts of the Corporation.  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors.

Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Corporation.  Upon liquidation or dissolution of, or any distribution of the assets of, the Corporation, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

SECTION 3.

Description of Preferred Stock.

Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(a)

The designation of such series.

(b)

The number of shares initially constituting such series.

(c)

The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

(d)

The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference of relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

(e)

Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(f)

The rights which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

(g)

Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of the Preferred Stock and the right to have more than one vote per share.

(h)

Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

(i)

Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

(j)

Any other relative rights, preferences and limitations.

SECTION 4.

Series A Convertible Preferred Stock.

A.

Designation.  The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock").

B.

Number.   The number of shares constituting the Series A Convertible Preferred Stock shall be 10,000,000.

C.

Liquidation Rights.  The holders of the Series A Convertible Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

1.

In the event of any liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Convertible Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Corporation's stock hereafter issued that ranks junior as to liquidation rights to the Series A Convertible Preferred Stock.  But the holders of Series A Convertible Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Series A Convertible Preferred Stock ("senior liquidation stock") has been paid in full.  The holders of Series A Convertible Preferred Stock and all other series or classes of the Corporation's stock hereafter issued that rank on a parity as to liquidation rights with the Series A Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  After payment in full of the liquidation preference of the shares of Series A Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2.

Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

D.

Conversion.

1.

Optional Conversion. Subject to and upon compliance with the provisions of this subsection D, each holder of shares of Series A Convertible Preferred Stock shall have the right at such holder’s option, at any time, prior to the close of business on the tenth day prior to the date fixed for redemption of such shares pursuant to subsection H hereof, to convert all or any portion of such holder’s shares of Series A Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock.

(i)

Conversion Ratio. Each share of Series A Convertible Preferred Stock shall be convertible into 15 fully paid and non-assessable shares of Common Stock (the “Conversion Rate”).

(ii)

Mechanics of Optional Conversion. The holder of any shares of Series A Convertible Preferred Stock may exercise the conversion right specified in this subsection D.1. by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby. Conversion shall be deemed to have been effected on the date when notice of an election to convert and certificates for the shares to be converted are delivered (the “Stock Conversion Date”). As promptly as practicable thereafter the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.  The person in whose name the certificate or certificates of Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Stock Conversion Date.

(iii)

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Convertible Preferred Stock.  Instead of any fractional shares of Common Stock, which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the number of full shares of Common Stock issuable upon conversion thereof shall be rounded down to the closest whole number of shares.

2.

Required Conversion. At any time immediately prior to the Corporation transferring all or substantially all of its assets or merging with or into another entity, the Corporation may, at its option, cause all of the then outstanding shares of Series A Convertible Preferred Stock to convert into Common Stock on the terms set forth in subsection D.1 hereof by delivering notice of such conversion to the holders of Series A Convertible Preferred Stock upon delivery to the Corporation of certificates representing such shares of Series A Convertible Preferred Stock.  The Corporation shall request that each holder of Series A Convertible Preferred Stock deliver the stock certificates representing such Series A Convertible Preferred Stock in exchange for a stock certificate representing the Common Stock receivable upon conversion of the Series A Convertible Preferred Stock, but if the stock certificate representing the Series A Convertible Preferred Stock is not returned to the Corporation, it shall thereafter represent only the Common Stock into which the Series A Convertible Preferred Stock converted.

E.

Corporate Change.  In the event of a merger, reorganization, recapitalization or similar event of, or with respect to, the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all of substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series A Convertible Preferred Stock shall be assumed by the acquiring entity.

F.

Voting Rights.  The Holders of the Series A Convertible Preferred Stock shall have 15 votes for every share of Series A Convertible Preferred Stock held and shall be entitled to vote on any and all matters brought to a vote of shareholders of Common Stock.  Holders of Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's Bylaws and applicable statutes.

G.

Protective Provisions.  So long as shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock:

1.

alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock;

2.

create any new class or series of stock having a preference over the Series A Convertible Preferred Stock with respect to Distributions (as defined in Paragraph A above); or

3.

do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

H.

Redemption of Stock.

1.

Redemption Price.  For each share of Series A Convertible Preferred Stock which is to be redeemed, the Corporation will be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office or to the Corporation's transfer agent of the certificates representing such shares of Series A Convertible Preferred Stock) an amount in immediately available funds equal to the Liquidation Value plus all accrued dividends as of the Redemption Date.

2.

Notice of Redemption.  The Corporation will mail written notice of each redemption of Series A Convertible Preferred Stock to each record holder of Series A Convertible Preferred Stock not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made.  The date specified in such notice for redemption is herein referred to as the "Redemption Date."

3.

Termination of Rights.  On the Redemption Date all rights pertaining to the Series A Convertible Preferred Stock, including, but not limited to any right of conversion, will cease, and such Series A Convertible Preferred Stock will not be deemed to be outstanding.  All certificates representing the Series A Convertible Preferred Stock subject to redemption will represent only the right to receive payment in accordance with the provisions of this Paragraph H.

4.

Redeemed or Otherwise Acquired Shares.  Any shares of Series A Convertible Preferred Stock which are redeemed or otherwise acquired by the Corporation shall not be canceled, may be reissued as Series A Convertible Preferred Stock or such other series as the Board of Directors may determine, and, unless a determination by the Board of Directors has been made as to said shares’ status, shall be returned to the status of authorized and unissued shares of Preferred Stock without designation as to series.

I.

Preference Rights.  Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

J.

Amendments.  Subject to Paragraph G above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Convertible Preferred Stock may be amended by a resolution of the Board of Directors.

SECTION 5.

Stock Rights and Options.  The Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes or series, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

SECTION 6

Adequacy of Consideration.  The capital stock, stock rights, or options shall be issued for such consideration as shall be fixed from time to time by the Board of Directors.  In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of capital stock, stock rights, or options and the sufficiency thereof shall be conclusive. When capital stock, stock rights, or options are issued upon payment of the consideration fixed by the Board of Directors, such securities shall be deemed fully paid and shall be non-assessable.  The Articles shall not be amended in this particular.

ARTICLE III: REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is and the name of its registered agent at such address is American Corporate Enterprises, Inc., 123 West Nye Lane, Suite 129, Carson City, Nevada 89706.

ARTICLE IV: INCORPORATOR

The name and address of the incorporator is:

View Systems, Inc.

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227.

ARTICLE V:  DIRECTORS

The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1).

NAME AND ADDRESS:

Gunther Than

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

Michael Bagnoli

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

Martin Massen

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

Michael Burton-Prateley

1550 Caton Center Drive, Suite E

                                                                                                                Baltimore, Maryland 21227

William Paul Price

1550 Caton Center Drive, Suite E

Baltimore, Maryland 21227

ARTICLE VI:  GENERAL

1.       The Board of Directors shall have the power and authority to make and alter, or amend, the bylaws, to fix the amount in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed the mortgages and liens upon the property and franchises of the Corporation.

2.       The Board of Directors shall, from time to time, determine whether, and to what extent, and at which times and places, and under what conditions and regulations, the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have the right to inspect any account, book or document of this Corporation except as conferred by the Statutes of Nevada, or authorized by the directors or any resolution of the stockholders.

.

3.         The stockholders and directors shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.]

4.          The Corporation shall indemnify each present and future officer and director of the Corporation and each person who serves or served at the request of the Corporation as an officer or director of the Corporation, whether or not such person is also an officer or director of the Corporation, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements, and amounts paid for services of counsel and other related expenses, which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which he may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him, or any omission to act as such officer or director, at the time of the incurring or imposition of such costs, expenses, or liabilities, except such costs, expenses or liabilities as shall relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director.  As to whether or not a director or officer was liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, in the absence of such final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designed by the Board of Directors.  The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be entitled as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators and assigns of each officer or director.